EXHIBIT (D)(11)(A)
                         PREFERRED LARGE CAP GROWTH FUND

                        AMENDMENT TO SUBADVISER AGREEMENT

     AMENDMENT dated September 1, 2002 (this "Amendment") to the Subadviser Agreement dated as of June 29, 1992 (the "Subadviser Agreement") by and between Caterpillar Investment Management Ltd. (the "Manager") and Jennison Associates LLC (the "Subadviser").

                              W I T N E S S E T H:
                               - - - - - - - - - -


     WHEREAS, the Manager has requested that the Subadviser agree to amend the Subadviser Agreement in the manner provided for herein; and

     WHEREAS, the Subadviser is willing to amend the Subadviser Agreement in the manner provided for herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. DEFINITIONS AND SECTION REFERENCES

     1.1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Subadviser Agreement and used herein are so used as so defined.

     1.2. Section References. Unless otherwise indicated, all section and subsection references are to the Subadviser Agreement.

                 SECTION 2. AMENDMENTS TO SUBADVISER AGREEMENT

     2.1. Amendment to Section 1(a). Section 1(a) of the Subadviser Agreement is hereby amended to read in its entirety as follows:

     (a) Subject always to the control of the Manager (to the extent contemplated by this Agreement and the Management Contract described in Section 4 hereof) and the trustees of The Preferred Group of Mutual Funds (the "Trustees"), a Massachusetts business trust (the "Trust"), including the Manager's authority to determine what securities or other property shall be purchased or sold by or for the Preferred Large Cap Growth Fund series of the Trust (the "Fund"), the Subadviser, at its expense, will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments. In the performance of its duties, the Subadviser (i) will comply with the provisions of the Trust's Agreement and Declaration of Trust and By-laws, including any amendments thereto (upon receipt of such amendments by the Subadviser), and the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Subadviser upon filing with the Securities and Exchange Commission),
          (ii) will use


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          its best efforts to safeguard and promote the welfare of the Fund,
          (iii) will comply with other policies which the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Subadviser in writing, and (iv) shall exercise the same care and diligence expected of the Trustees. The Subadviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund.

     2.2. Amendment to Section 1(c). Section 1(c) of the Subadviser Agreement is hereby amended to read in its entirety as follows:

     (c) In the selection of brokers, dealers or futures commissions merchants (collectively, "brokers") and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall comply with such policies established by the Trustees or the Manager and communicated to the Subadviser in writing and shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees or the Manager may determine and communicate to the Subadviser in writing, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Subadviser or any affiliated person of the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Fund and to other clients of the Subadviser and any affiliated person of the Subadviser as to which the Subadviser or any affiliated person of the Subadviser exercises investment discretion. The Trust agrees that any entity or person associated with the Subadviser or any affiliated person of the Subadviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

                                      -2-

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                           SECTION 3. MISCELLANEOUS.

     3.1. Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Subadviser Agreement are and shall remain in full force and effect.

     3.2. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

     3.3. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws governing the Subadviser Agreement.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.



                                         CATERPILLAR INVESTMENT MANAGEMENT LTD.


                                         By: _______________________________
                                         Name:
                                         Title:


                                         JENNISON ASSOCIATES LLC


                                         By: _______________________________
                                         Name:
                                         Title:


         The foregoing is accepted by:


                                          THE PREFERRED GROUP OF MUTUAL FUNDS


                                         By: _________________________________
                                         Name:
                                         Title: